                                                                     Exhibit 2.1








                        ---------------------------------

                            ASSET PURCHASE AGREEMENT

                        ---------------------------------




                                 BY AND BETWEEN


                ANTIGENICS INC., A MASSACHUSETTS CORPORATION AND
      A WHOLLY-OWNED SUBSIDIARY OF ANTIGENICS INC., A DELAWARE CORPORATION

                                       AND

            PP MANUFACTURING CORPORATION, A DELAWARE CORPORATION, AND
                        VIRBAC S.A., A FRENCH CORPORATION










                                DECEMBER 10, 2003

                                TABLE OF CONTENTS

                                                                                                               PAGE

     SECTION 1       -SALE AND PURCHASE OF ASSETS................................................................2

         1.1      Sale of Assets.................................................................................2

         1.2      Method of Conveyance...........................................................................2

         1.3      Assumption of Liabilities......................................................................2

         1.4      Price..........................................................................................3

         1.5      Allocation of Price............................................................................5

         1.6      Closing........................................................................................5

     SECTION 2       -REPRESENTATIONS AND WARRANTIES OF SELLER...................................................7

         2.1      Organization...................................................................................7

         2.2      Authority; Approval Enforceability.............................................................7

         2.3      No Violation...................................................................................7

         2.4      Title to Assets; Liens.........................................................................7

         2.5      Condition of Tangible Assets ..................................................................8

         2.6      reserved. .....................................................................................8

         2.7      Permits........................................................................................8

         2.8      Litigation.....................................................................................8

         2.9      Environmental Matters..........................................................................8

         2.10     Brokers' and Finders' Fees.....................................................................9

         2.11     Employment Agreements and Employee Plans.......................................................9

         2.12     No Other Representations and Warranties.......................................................10

      SECTION 3      -REPRESENTATIONS AND WARRANTIES OF BUYER ..................................................11

         3.1      Organization..................................................................................11

         3.2      Authority.....................................................................................11

         3.3      No Violation..................................................................................11

         3.4      Brokers' and Finders' Fees....................................................................11

         3.5      Guarantee.....................................................................................12

         3.6      Investigation.................................................................................12

     SECTION 4       -COVENANTS AND AGREEMENTS..................................................................12

         4.1      Corporate Examinations and Investigations.....................................................12

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                                   (CONTINUED)

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
         4.2      Expenses......................................................................................12

         4.3      Authorization from Others.....................................................................12

         4.4      Related Agreements............................................................................13

         4.5      Purchase of Inventories, Raw Materials, and Other Office Assets...............................13

         4.6      Key Employees; Employment.....................................................................14

         4.7      Non-Transferable Permits......................................................................15

         4.8      Access to Records and Files...................................................................15

         4.9      Further Assurances............................................................................16

         4.10     Seller Assistance; Pre-Closing Access.........................................................16

         4.11     Reorganization of Equipment for the Benefit of Seller.........................................17

      SECTION 5      -CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE..................................17

         5.1      Representations and Warranties True...........................................................17

         5.2      Litigation....................................................................................17

         5.3      Deliveries of Seller..........................................................................17

         5.4      Rights to be Secured With Respect to Third Parties............................................17

         5.5      Necessary Permits.............................................................................17

         5.6      Legal Opinion.................................................................................17

         5.7      Employees.....................................................................................18

         5.8      Phase I Site Assessment Report................................................................18

     SECTION 6       -CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE.................................18

         6.1      Representations and Warranties True...........................................................18

         6.2      Litigation....................................................................................18

         6.3      Deliveries of Buyer...........................................................................18

         6.4      Employees.....................................................................................18

         6.5      Rights With Respect to Third Parties..........................................................18

         6.6      Purchase of Inventories, Raw Materials, and Other Office Assets ..............................19

     SECTION 7       -INDEMNIFICATION...........................................................................19


                                      -ii-
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                                   (CONTINUED)

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
         7.1      By Seller.....................................................................................19

         7.2      By Buyer......................................................................................19

         7.3      Threshold.....................................................................................19

         7.4      Minimum Claim.................................................................................20

         7.5      Maximum Liability; Limitation on Liability....................................................20

         7.6      Claims Period.................................................................................20

         7.7      Indemnification Procedures....................................................................20

         7.8      Third Party Recoveries........................................................................21

         7.9      Legislation...................................................................................21

         7.10     Contingent Liabilities........................................................................21

         7.11     No Third Party Beneficiaries..................................................................21

         7.12     Exclusive Remedy..............................................................................21

         7.13     Liabilities Under Prior Agreements............................................................21

      SECTION 8      -TERMINATION OF AGREEMENT..................................................................23

         8.1      Termination...................................................................................23

         8.2      Effect of Termination.........................................................................23

     SECTION 9       -MISCELLANEOUS.............................................................................23

         9.1      Confidentiality...............................................................................23

         9.2      Uniform Commercial Code And United Nations Convention Warranties..............................24

         9.3      Public Announcements..........................................................................24

         9.4      Notices.......................................................................................24

         9.5      Entire Agreement; Prior Agreements............................................................25

         9.6      Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies....................25

         9.7      Governing Law; Dispute Resolution.............................................................26

         9.8      Governing Language............................................................................26

         9.9      Enforceability in Jurisdictions; Consent......................................................26

         9.10     Survival......................................................................................26

         9.11     Binding Effect; No Assignment.................................................................27

         9.12     Variations in Pronouns........................................................................27


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                                   (CONTINUED)

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
                                                                                                               PAGE

         9.13     Counterparts..................................................................................27

         9.14     Severability..................................................................................27

         9.15     Knowledge.....................................................................................27

         9.16     Appendices; Schedules.........................................................................28*

         9.17     Headings......................................................................................28


*APPENDICES AND SCHEDULES HAVE BEEN OMITTED. THE REGISTRANT WILL FURNISH
 SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of December 10, 2003 (the "Effective Date"), by and between ANTIGENICS INC., a Massachusetts corporation and a wholly-owned subsidiary of ANTIGENICS INC., a Delaware corporation, having its offices at 3 Forbes Road, Lexington, MA 02421 U.S.A. ("SELLER") and PP MANUFACTURING CORPORATION, a Delaware corporation that will have offices located on or after the Closing at 175 Crossing Boulevard, Framingham, Massachusetts, 01702-5404 ("SUB") and VIRBAC S.A., a French corporation having its offices at 1 ere Avenue-2065 m L.I.D.-06516 CARROS FRANCE ("PARENT," and together with SUB, "BUYER").

                                   WITNESSETH

         WHEREAS, SELLER and PARENT are parties to (i) that certain Agreement dated June 13, 1983 by and between Virbac Laboratories S.A. and Cambridge Bioscience Corporation (as amended by Amendment dated December 20, 1988, by Amendment Agreement dated May 23, 1989, by Agreement and Amendment dated December 3, 1990, by Amendment Agreement dated April 21, 1993, and by Option Agreement dated September 30, 1993), pursuant to which PARENT obtained a perpetual, royalty-free, fully paid-up, exclusive license to market and have customers use a vaccine protective against feline leukemia virus ("FeLV") developed by the parties thereunder (the "Vaccine"), (ii) that certain Supply Agreement dated May 24, 1989 by and between Cambridge Bioscience Corporation and Virbac, Inc. (as amended by Amendment No. 1 dated December 21, 1990 and by Amendment No. 2 dated April 21, 1993) relating to the supply of the Vaccine for the North American market, and (iii) that certain Letter Agreement dated November 4, 2003 (and any successor agreement) by and between PARENT and SELLER relating to the supply of P45 (as hereinafter defined) for the ex-North American market (collectively, the "Prior Agreements");

         WHEREAS, SELLER and PARENT have agreed to terminate the Prior Agreements and the agreements set forth on Appendix A (the "Other Prior Agreements") pursuant to this Agreement upon the Closing (as hereinafter defined);

         WHEREAS, SELLER desires to sell to SUB, and SUB desires to purchase from SELLER, certain equipment and other tangible assets listed on Schedule
1.1.1 hereto and utilized in the manufacture of (i) the antigen described in Appendix B to this Agreement ("P45") and (ii) a veterinary grade extract of Quillaja Saponaria bark as more specifically described on Appendix C to this Agreement ("QA-21 Adjuvant");

         WHEREAS, pursuant to that certain Patent Purchase Agreement (as defined in Section 1.6.1(f)), SELLER desires to sell to PARENT, and PARENT desires to purchase from SELLER, the intangible assets set forth on Schedule 1.1.2 hereto;

         WHEREAS, SELLER desires to license to SUB and SUB desires to obtain a license from SELLER under certain intellectual property rights owned by or licensed to SELLER for the manufacture, use, sale, offer for sale or importation world-wide of the P45, and QA-21 Adjuvant for use in its own animal healthcare vaccines formulated to contain or comprise P45 (and/or other antigens) as one component and QA-21 Adjuvant as another component (the "Licensed Assets"); and

         WHEREAS, SELLER desires to grant SUB and SUB desires to obtain, a sublease to that portion of approximately 20,432 rentable square feet located in part on the first and second floors of SELLER's Framingham authorized manufacturing site (Establishment License no. 317) located at 175 Crossing Boulevard, Framingham, Massachusetts, 01702-5404 which is currently being occupied and utilized by SELLER for the manufacture of P45 and QA-21 Adjuvant (the "Manufacturing Site").

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:



                     SECTION 1 -SALE AND PURCHASE OF ASSETS

         1.1 Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.6 hereof):

                  1.1.1 SELLER shall sell, convey, assign, transfer and deliver to SUB, and SUB shall purchase, acquire and accept delivery from SELLER the tangible properties and assets on Schedule 1.1.1 (the "Tangible Assets"). For the avoidance of doubt, the Tangible Assets shall specifically exclude any and all intellectual property rights, and any and all rights in or to the compound referred to as QS-21 Adjuvant (as defined in the attached Appendix C), as well as any and all assets of SELLER not specifically identified herein as Tangible Assets (the "Excluded Assets").

                  1.1.2 Pursuant to the Patent Purchase Agreement, SELLER shall sell, convey, assign, transfer and deliver to PARENT and PARENT shall purchase, acquire and accept delivery of from SELLER certain intangible assets as more specifically described on Schedule 1.1.2 ("Intangible Assets").

         1.2 Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by SELLER of the Tangible Assets to SUB in accordance with Section 1.1 hereof shall be effected on the Closing Date (as defined in Section 1.6) by SELLER's execution and delivery to SUB of one or more bills of sale in the form and scope reasonably satisfactory to SUB (the "Conveyance Documents"). At the Closing, good, valid and marketable title to the Tangible Assets shall be transferred, conveyed, assigned and delivered by SELLER to SUB pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

         1.3 Assumption of Liabilities. At the Closing, SUB shall assume and agree to satisfy and discharge as the same shall become due, the liabilities and obligations of SELLER that are to be performed after the Closing and described on Schedule 1.3. The liabilities to be assumed by SUB under this Agreement are hereinafter sometimes referred to as the "Assumed Liabilities." Except as expressly set forth in this Section 1.3 and Section 1.4.5, or as described on

Schedule 1.3, neither SUB nor PARENT shall assume or be responsible at any time for any liability, obligation, debt or commitment of SELLER or any of its Affiliates (as defined herein), whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of SELLER incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby including any and all sales, income or other taxes arising out of the transactions contemplated hereby. "Affiliate" means any entity directly or indirectly controlling, controlled by or under common control with SUB, PARENT or SELLER, with "control" meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, SELLER expressly acknowledges and agrees that SELLER shall retain, and that neither SUB nor PARENT shall assume or otherwise be obligated to pay, perform, defend or discharge, with respect to liabilities incurred prior to the Closing Date (a) any liability of SELLER for taxes (other than taxes referenced in Section 1.4.5), whether measured by income or otherwise, (b) any liability of SELLER in connection with the violation of the terms of any SELLER Employee Plan, (c) any liability of SELLER under any federal, state or local law, rule, regulation, ordinance, program, permit, license or other legal requirement relating to health, safety, hazardous materials and environmental matters applicable to the Manufacturing Site (excluding any such liability that arises as a result of SUB's or PARENT's actions, or, where an action is required to be taken by law, rule or regulation, SUB's or PARENT's inaction, including the failure to comply with any European rules or regulations related to manufacturing practices), or
(d) any liability or obligation of SELLER relating to any default taking place before the Closing Date under any of the Assumed Liabilities to the extent such default solely created the liability or obligation.

         1.4 Price. In consideration for the sale of the Tangible Assets pursuant to this Agreement, the sale of the Intangible Assets pursuant to the Patent Purchase Agreement, and the licensing of the Licensed Assets pursuant to the License Agreement (as defined in Section 1.6.1(d)), SUB and/or PARENT shall deliver to SELLER an aggregate amount (the "Price") of fourteen million two hundred and fifty thousand US dollars ($14,250,000). Payments shall be made as follows:

                  1.4.1 The parties acknowledge and agree that PARENT has already paid SELLER one million US dollars ($1,000,000) (which amount shall be credited toward the purchase price for the Intangible Assets pursuant to the Patent Purchase Agreement), of which (i) two-hundred fifty thousand US dollars ($250,000) shall be refundable only in the event SELLER fails to obtain any consents necessary from the lessor of the Manufacturing Site in order to execute the Sublease Agreement (as defined in Section 1.6.1(e) hereof), and (ii) the remaining seven hundred fifty thousand US dollars ($750,000) shall be refundable only in the event either SUB or PARENT terminates this Agreement pursuant to
Section 8.1(ii) hereof, or SELLER terminates this Agreement pursuant to Section 8.1(i) due to a failure of SELLER to obtain all consents as contemplated in
Section 6.5.

                  1.4.2 Upon execution of this Agreement, PARENT shall deliver to SELLER one million US dollars ($1,000,000) (which amount shall be credited toward the purchase price for the Intangible Assets pursuant to the Patent Purchase Agreement), which shall be refundable only in the event either SUB or PARENT terminates this Agreement pursuant to Section 8.1(ii) hereof, or SELLER terminates this Agreement pursuant to Section 8.1(i) due to a failure of SELLER to obtain all consents as contemplated in Section 6.5. PARENT shall make such payment by delivering to SELLER the aforementioned amount by official bank check or wire transfer (to an account specified by SELLER in writing), in next day funds.

                  1.4.3    At the Closing,

                           (a)      PARENT shall deliver to SELLER two million
US dollars ($2,000,000) (which amount shall be credited toward the purchase price for the Intangible Assets pursuant to the Patent Purchase Agreement).

                           (b)      SUB shall deliver to SELLER six million US
dollars ($6,000,000).

                           (c)      SUB shall deliver to SELLER payment for
SELLER's inventories and raw materials in the amounts set forth in the applicable invoice(s) as set forth in Section 4.5.

                           (d)      SUB shall deliver to SELLER payment for the
Other Office Assets (as defined in Section 4.5.5 of this Agreement) in the amounts to be mutually agreed upon in writing by SELLER and SUB.

                           (e)      All payments to SELLER as described in this
Section 1.4.3 shall be made by official bank check or wire transfer (to an account specified by SELLER in writing), in next day funds.

                  1.4.4 After the Closing, upon the production by SUB of at least three (3) industrial batches of P45 for a total quantity of 100 grams, in conformance with the "Release Criteria" for P45 as set forth in Appendix B, and a total of 10 grams of QA-21 Adjuvant (the "Initial Batches"), provided that SUB shall attempt in good faith to manufacture the Initial Batches within six (6) months after the Closing Date, SUB shall deliver to SELLER four million two hundred fifty thousand US dollars ($4,250,000). In the event SUB fails to manufacture the Initial Batches and fails to attempt in good faith to do so as required hereunder, such payment shall become immediately due and payable upon the sixth (6th) month anniversary of the Closing Date. In the event SUB fails to manufacture the Initial Batches and has attempted in good faith to do so, such payment shall become immediately due and payable upon the eighth (8th) month anniversary of the Closing Date. SUB shall make any such payment set forth in this Section 1.4.4 by delivering to SELLER the aforementioned amount by official bank check or wire transfer (to an account specified by SELLER in writing), in next day funds. PARENT shall provide SUB with all necessary assistance in furtherance of SUB performing its manufacturing obligations as set forth in this
Section 1.4.4.

                  1.4.5 In the event either SUB or PARENT is required to withhold any taxes from any of the payments to be made pursuant to this Agreement or the Related Agreements pursuant to applicable tax laws, then the amount of such payments shall be increased as necessary so that the net amount actually received by SELLER will equal the full amount SELLER would have received had no such withholding been required.

                  1.4.6 BUYER and SELLER acknowledge and agree that none of the consideration paid by either SUB or PARENT as set forth hereunder shall constitute consideration for the sublease of the Manufacturing Site premises pursuant to the Sublease Agreement.

         1.5 Allocation of Price. The Price will be allocated among the Tangible Assets, Intangible Assets and Licensed Assets in accordance with
Schedule 1.5 attached hereto. Subject to the requirements of Section 1060 of the Internal Revenue Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), all tax returns and reports filed by BUYER and SELLER (including, but not limited to Internal Revenue Service Form 8594) will be prepared consistently with such allocation and BUYER and SELLER shall use their reasonable best efforts to sustain such allocation in any subsequent tax audit or tax dispute.

         1.6 Closing. The closing of the sale and purchase of the Tangible Assets pursuant hereto and the Intangible Assets pursuant to the Patent Purchase Agreement and the other transactions contemplated hereby (the "Closing"), shall take place at a time, on a date and at a place to be mutually agreed to by BUYER and SELLER in writing or, failing such agreement, on the second business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Sections 5 and 6 hereof; provided, however, that if on March 1, 2004, (i) the conditions set forth in Section 5 have not been met or waived, then BUYER shall be entitled to postpone the Closing, by notice to SELLER, until up to five (5) business days after such condition shall have been met or waived, or (ii) the conditions set forth in Section 6 have not been met or waived, then SELLER shall be entitled to postpone the Closing, by notice to BUYER, until up to five (5) business days after such condition shall have been met or waived; provided, further, that in no event shall the Closing be postponed past May 1, 2004 unless BUYER and SELLER shall have agreed in writing to such postponement, or at such other place or such other time or date as BUYER and SELLER agree in writing. The date of such Closing is referred to herein as the "Closing Date."

                  1.6.1 Deliveries of SELLER. At or prior to the Closing, SELLER shall deliver to BUYER:

                           (a)      the Conveyance Documents,

                           (b)      a certificate executed by an authorized
officer of SELLER, on behalf of SELLER, to the effect that the matters set forth in Section 5.1 are true and correct and the conditions set forth therein have been satisfied as of the Closing Date;

                           (c)      a certificate executed by the secretary of
SELLER, dated as of the Closing Date, certifying that all requisite corporate actions of SELLER to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by SELLER of the transactions contemplated by this Agreement, have been taken;

                           (d)      a license agreement executed by SELLER
substantially in the form attached hereto as Appendix D, pursuant to which SUB obtains a perpetual, non-terminable, royalty-free, right and license in and to the Licensed Assets for use in the Field (as defined therein) subject to the provisions thereof (the "License Agreement");

                           (e)      a sublease agreement executed by SELLER
substantially in the form attached hereto as Appendix E, pursuant to which SUB subleases the Manufacturing Site (the "Sublease Agreement");

                           (f)      a patent purchase agreement executed by
SELLER substantially in the form attached hereto as Appendix F, pursuant to which PARENT purchases the Intangible Assets (the "Patent Purchase Agreement");

                           (g)      a procedures manual(s) containing all
reasonably necessary control and manufacturing procedures related to and for the manufacture of P45, QA-21 Adjuvant and the Vaccine as contemplated by this Agreement, the Patent Purchase Agreement, and the License Agreement (the "Manual"); and

                           (h)      a Phase I Site Assessment Report prepared
following the "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, ASTM E-1527-00" (the "Phase I Site Assessment Report") to be conducted by a consultant retained by SELLER, and reasonably acceptable to BUYER, with each of BUYER and SELLER bearing liability of one-half the cost of such consultant's services.

         1.6.2 Deliveries of BUYER. At or prior to the Closing, BUYER shall deliver to SELLER:

                           (a) that portion of the Price required to be paid at Closing pursuant to Section 1.4.3, and payments for the inventories, raw materials, and Other Office Assets pursuant to Sections 1.4.3 and 4.5;

                           (b) a certificate executed by an authorized officer of SUB, on behalf of SUB, to the effect that the matters set forth in Section 6.1 are true and correct and the conditions set forth therein have been satisfied as of the Closing Date;

                           (c) a certificate executed by an authorized officer of PARENT, on behalf of PARENT, to the effect that the matters set forth in Section 6.1 are true and correct and the conditions set forth therein have been satisfied as of the Closing Date;

                           (d) a certificate executed by the secretary of SUB, dated as of the Closing Date, certifying that all requisite corporate actions of SUB to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by SUB of the transactions contemplated by this Agreement, have been taken;

                           (e) a certificate executed by an authorized officer of PARENT, dated as of the Closing Date, certifying that all requisite corporate actions of PARENT to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by PARENT of the transactions contemplated by this Agreement, have been taken;

                           (f) an agreement for assumption of the Assumed Liabilities by SUB containing provisions that are usual and customary for assuming the liabilities involved, executed by SUB;

                           (g)      the License Agreement, executed by SUB;

                           (h)      the Sublease Agreement, executed by SUB;

                           (i) the Patent Purchase Agreement executed by PARENT; and

                           (j) a supply agreement executed by PARENT and SUB substantially in the form attached hereto as Appendix G, pursuant to which PARENT and SUB agree to supply SELLER with QS-21 Adjuvant on the terms set forth therein (the "Supply Agreement").

              SECTION 2 -REPRESENTATIONS AND WARRANTIES OF SELLER

         SELLER, represents and warrants to BUYER as follows:

         2.1 Organization. SELLER is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

         2.2 Authority; Approval Enforceability. SELLER has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SELLER. This Agreement has been duly executed and delivered by SELLER. Assuming due authorization, execution and delivery by BUYER, this Agreement constitutes, and when delivered at the Closing the Conveyance Documents and Related Agreements and any conveyance documents thereunder will constitute, the legal, valid and binding obligations of SELLER, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         2.3 No Violation. To SELLER's knowledge, neither the execution and delivery of this Agreement, nor the performance by SELLER of its obligations hereunder, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which SELLER is bound; or (ii) violate, conflict with, result in a breach of or constitute a default under, any agreement set forth on Schedule 2.3 ("Material Agreements"), where such violation, conflict, breach or default would have a material adverse impact on the Tangible Assets. To SELLER's knowledge, the Material Agreements are the only material agreements to which the Tangible Assets are bound or subject.

         2.4 Title to Assets; Liens. SELLER owns good, valid and marketable title to all of the Tangible Assets, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever. Upon delivery of and payment for the Tangible Assets as herein provided, SUB will acquire good, valid and marketable title to all of the Tangible Assets, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

         2.5 Condition of Tangible Assets. Except for normal wear and tear or as otherwise set forth on Schedule 2.5, the Tangible Assets are in substantially the same condition as on September 30, 2003.

         2.6      reserved.

         2.7 Permits. Set forth on Schedule 2.7 are all of the material licenses, permits, franchises, orders, registrations, authorizations, documentations or approvals of any federal, state, local or foreign governmental or regulatory body relating to the Tangible Assets and the use of the Manufacturing Site for the manufacture of P45, QA-21 Adjuvant and the Vaccine (collectively, "Permits") of SELLER. All such Permits are in full force and effect and, except for those Permits identified in Schedule 2.7 as "Non-Transferable Permits," such Permits will be transferred to SUB at or prior to Closing. Prior to the Closing, and for a reasonable time thereafter, SELLER shall cooperate with SUB, at SUB's sole cost and expense, to assist SUB in obtaining Permits substantially similar to the Non-Transferable Permits that are reasonably necessary for SUB to use the Tangible Assets and Manufacturing Site for the manufacture of P45, QA-21 Adjuvant and the Vaccine as of the Closing Date.

         2.8 Litigation. Except as otherwise set forth in Schedule 2.8, to the knowledge of SELLER as of the Effective Date, there are no claims, actions, suits, investigations or proceedings (regardless of whether formal or informal) against SELLER pending or threatened in any court or before or by any governmental authority, or before any arbitrator, relating to and that would have a material adverse effect (whether covered by insurance or not) on the Tangible Assets, and to the knowledge of SELLER as of the Effective Date, there is no basis for any such claim, action, suit, investigation or proceeding.

         2.9 Environmental Matters. Except as set forth on Schedule 2.9 or where the existence of an item would not have a material adverse effect on the Manufacturing Site, the Tangible Assets or the operations of SUB at the Manufacturing Site as were previously conducted by SELLER at the Manufacturing Site prior to the Effective Date, to the knowledge of SELLER as of the Effective Date or as of the date of receipt of the Phase I Site Assessment Report with respect to items first disclosed thereunder to SUB or PARENT, (i) there are no pending or threatened allegations, claims, liabilities, investigations, litigation, administrative proceedings, judgments, decrees or orders (collectively "Environmental Claims") relating to any alleged violation of Environmental Laws (as defined below) asserted against SELLER or relating to the Manufacturing Site; (ii) SELLER has obtained all permits under applicable Environmental Laws necessary for the operation of the Tangible Assets and Manufacturing Site and related activities; all such permits are in good standing and SELLER is in compliance with all terms and conditions of these permits;
(iii) all operations or activities upon, or any use of or occupancy of the Manufacturing Site, or any portion thereof, by SELLER, and any agent, contractor or employee of SELLER, are now and have been in all respects in compliance with all applicable Environmental Laws; (iv) SELLER has not caused or permitted the use, generation, reclamation, transportation, treatment, storage or disposal of any Hazardous Material (as defined below) in violation of applicable Environmental Laws or in a manner that could require any removal or remedial action at, on, in or about the Manufacturing Site or at any other site; (v) SELLER has not assumed the liability of any person for any Environmental Claims; (vi) no work, repair, remedy, construction or capital expenditure is required by any applicable Environmental Laws for the continued lawful use of the Tangible Assets or Manufacturing Site and (vii) SELLER has kept the Tangible Assets and the Manufacturing Site free of any lien imposed pursuant to any Environmental Laws. The term "Environmental Laws" shall mean all federal, state and local laws, statutes and ordinances relating to pollution or the regulation and protection of human health or the environment, including without limitation those relating to emissions, discharges, releases or threatened releases of Hazardous Material or the use or production of biological agents or otherwise relating to the manufacture, processing, use, treatment, storage, disposal, transportation or cleanup of Hazardous Material. The term "Hazardous Material" shall mean (a) oil or other petroleum products; (b) "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss. 9601 et seq.; (c) "hazardous wastes" as defined by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq.; (d) "toxic substances" as defined by the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; (e) "hazardous materials" as defined by the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802; (f) radioactive materials, including those subject to the Atomic Energy Act, 42 U.S.C. ss.ss. 2011 et seq. and (g) any other pollutant, chemical or substance that is regulated under Environmental Laws.

         2.10 Brokers' and Finders' Fees. SELLER has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Related Agreements, or the transactions contemplated hereby or thereby.

         2.11 Employment Agreements and Employee Plans. With respect to the Business Employees (as defined herein), to the knowledge of SELLER, SELLER (i) has at all times been in substantial compliance with all applicable legal requirements with respect to (a) employment, employment practices, employment verification (including, but not limited to, verification required under the Immigration Reform and Control Act of 1986, as amended), and (b) terms and conditions of employment and wages, overtime pay, and hours, withholding and workers' compensation; and (ii) has not illegally discriminated with regard to employment on the basis of age, color, national origin, race, religion, sex, handicap, or on the basis of any other legally prohibited category or classification. With respect to any "Employee Plan" (as defined herein) that SELLER maintains, participates under or is required to contribute to (i) each Pension Plan (as defined herein) that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter, as applicable, from the IRS with respect to its qualified status and with respect to the tax-exempt status of the trust of any such Pension Plan under Section 501(a) of the Internal Revenue Code or SELLER has adopted a prototype plan the sponsor of which is not the SELLER, and there is no matter pending (other than determination letter filings) with respect to any Employee Plan before the IRS, the Department of Labor, the Securities and Exchange Commission, the Pension Benefit Guaranty Corporation or any other federal or provincial government agency; (ii) each Employee Plan, the administrator and fiduciaries of each Employee Plan, and SELLER have complied in all material respects with the applicable requirements of ERISA (as defined herein) (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the

Internal Revenue Code and any other applicable rules and regulations governing each Employee Plan, except where the failure to do so would not be reasonably expected to have a material adverse effect on the Employee Plan, the administrator and fiduciaries of the Employee Plan , or SELLER; and (iii) each Employee Plan has at all times been administered in all material respects in compliance with its terms and in accordance with all applicable rules and regulations, except where the failure to do so would not be reasonably expected to have a material adverse effect on the Employee Plan. For purposes of this Agreement, the term "Employee Plan" includes any written pension, retirement, savings, profit-sharing, deferred compensation, disability, medical, dental, health, life, incentive, severance pay, death benefit, group insurance, stock option, stock purchase, bonus, or vacation pay trust, contract, agreement, or policy (including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether or not any of the foregoing is funded or insured, (1) which provides benefits to Business Employees and (2) to which SELLER is a party or by which it is bound or which is maintained by any entity that, together with SELLER, would be treated as a single employer under Section 414 of the Internal Revenue Code.

         2.12 No Other Representations and Warranties. SELLER SHALL NOT BE DEEMED TO HAVE MADE TO SUB OR PARENT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OTHER THAN AS EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR THE RELATED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO SUB OR PARENT WITH RESPECT TO ANY INFORMATION OR DOCUMENTS MADE AVAILABLE TO SUB OR PARENT OR EITHER OF THEIR COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE TANGIBLE ASSETS, INTANGIBLE ASSETS, LICENSED ASSETS, MANUFACTURING SITE AND/OR BUSINESS EXCEPT AS EXPRESSLY COVERED IN A REPRESENTATION AND WARRANTY CONTAINED IN THE FOREGOING DOCUMENTS. IN ANY EVENT, SELLER MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE FOREGOING ASSETS, OR ANY PART THEREOF, OR THE MANUFACTURING SITE OR BUSINESS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE RELATED AGREEMENTS, THE TANGIBLE ASSETS, INTANGIBLE ASSETS, LICENSED ASSETS, AND MANUFACTURING SITE ARE TO BE CONVEYED HEREUNDER AND THEREUNDER "AS IS WHERE IS" AT THE CLOSING, AND IN THEIR THEN PRESENT CONDITION (SUBJECT TO SECTION 2.5 ABOVE WITH RESPECT TO THE TANGIBLE ASSETS), AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. NOTWITHSTANDING THE FOREGOING, SELLER HEREBY REPRESENTS AND WARRANTS THAT, EXCEPT WHERE THE FAILURE TO DO SO WOULD NOT BE MATERIAL TO BUYER'S DUE DILIGENCE INQUIRY, SELLER HAS MADE COMMERCIALLY REASONABLE EFFORTS TO PRODUCE OR MAKE AVAILABLE TO BUYER ANY AND ALL DOCUMENTS AND INFORMATION (SPECIFICALLY EXCEPTING ALL DOCUMENTS WHICH RELATE TO THE QS-21 ADJUVANT OR THE MANUFACTURE, SUPPLY, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE QS-21 ADJUVANT) IN RESPONSE TO BUYER'S DUE DILIGENCE INQUIRIES

RELATED TO THE TANGIBLE ASSETS, INTANGIBLE ASSETS, LICENSED ASSETS AND/OR THE MANUFACTURING SITE OR BUSINESS AND THAT AS OF THE EFFECTIVE DATE, SELLER HAS NO REASONABLE BASIS TO BELIEVE THAT ANY DOCUMENTS OR INFORMATION PROVIDED TO BUYER IN CONNECTION WITH SUCH INQUIRIES ARE MATERIALLY MISLEADING OR INACCURATE.

               SECTION 3 -REPRESENTATIONS AND WARRANTIES OF BUYER

         BUYER represents and warrants to SELLER as follows:

         3.1      Organization.

                  3.1.1 SUB is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

                  3.1.2 PARENT is duly organized, validly existing and in good standing under the laws of France, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

         3.2 Authority. Each of SUB and PARENT has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SUB and PARENT. This Agreement has been duly executed and delivered by SUB and PARENT. Assuming due authorization, execution and delivery by SELLER, this Agreement constitutes, and when delivered at the Closing the Related Agreements will constitute, the valid and binding obligations of SUB and PARENT, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         3.3      No Violation.

                  3.3.1 To BUYER's knowledge, neither the execution and delivery of this Agreement, nor the performance by SUB of its obligations hereunder, nor the consummation of the transactions contemplated hereby will violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which SUB is bound.

                  3.3.2 To BUYER's knowledge, neither the execution and delivery of this Agreement, nor the performance by PARENT of its obligations hereunder, nor the consummation of the transactions contemplated hereby will violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which PARENT is bound.

         3.4 Brokers' and Finders' Fees. Neither SUB nor PARENT has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

         3.5 Guarantee. To the extent SUB is unable to perform any obligation pursuant to the transactions contemplated by this Agreement, PARENT guarantees that it will effect such performance and agrees to bear, at its sole cost and expense, any and all liability with respect to any failure by SUB to perform any such obligation.

         3.6 Investigation. SUBJECT TO SECTION 2.12 ABOVE, BUYER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE TANGIBLE ASSETS FURNISHED OR MADE AVAILABLE TO BUYER OR ANY OF ITS REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER HAS UNDERTAKEN ITS OWN INVESTIGATION OF THE TANGIBLE ASSETS.

                      SECTION 4 -COVENANTS AND AGREEMENTS

         4.1 Corporate Examinations and Investigations. Prior to the Closing Date, upon reasonable prior written notice to SELLER, BUYER shall be entitled, through its employees and representatives, to have such additional access to the Manufacturing Site, Tangible Assets and Intangible Assets and any and all documentation or other information specifically relating to the Licensed Assets as is reasonably necessary in connection with the performance by BUYER or its designees of additional due diligence on the Manufacturing Site, Tangible Assets, Intangible Assets and Licensed Assets, except as may be in contravention of any obligations SELLER may have under confidentiality obligations to third parties and such documents or information would not be material to BUYER's examination or investigation. Any such investigation and examination shall be conducted at BUYER's sole expense and at reasonable times and under reasonable circumstances (including reasonable advance notice to SELLER) so as to minimize any disruption to or impairment of SELLER's business. Prior to the Closing Date, BUYER shall have completed all of its due diligence as provided herein. Notwithstanding the foregoing or any other provision in this Agreement, SELLER and BUYER acknowledge and agree that SELLER has no obligation, except as may be expressly set forth in the Supply Agreement, to provide SUB or PARENT with access to, or information relating to, any documents that relate to QS-21 Adjuvant or the manufacture, supply, use, sale, offer for sale or importation of QS-21 Adjuvant.

         4.2 Expenses. Each of BUYER and SELLER shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

         4.3 Authorization from Others. Prior to the Closing, BUYER and SELLER shall each use its commercially reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by it of the transactions contemplated by this Agreement, except to the extent waived by the other party in writing. To the extent that the assignment of any assets which are among the Tangible Assets shall require the consent of other parties thereto and BUYER shall have waived the receipt of such consent at the Closing, this Agreement shall not constitute an assignment thereof.

         4.4      Related Agreements. From the date hereof until the Closing:

                  4.4.1 PARENT and SELLER shall each use commercially reasonable efforts to enter into the Patent Purchase Agreement;

                  4.4.2 SUB and SELLER shall each use commercially reasonable efforts to enter into the Sublease Agreement;

                  4.4.3 SUB and SELLER shall each use commercially reasonable efforts to enter into the License Agreement; and

                  4.4.4 PARENT, SUB and SELLER shall each use commercially reasonable efforts to enter into the Supply Agreement.

The Patent Purchase Agreement, the Sublease Agreement, the License Agreement and the Supply Agreement are collectively referred to as the "Related Agreements."

         4.5 Purchase of Inventories, Raw Materials, and Other Office Assets. At or prior to the Closing, SUB shall purchase the following inventories, raw materials, and other office assets from SELLER:

                  4.5.1 SUB shall purchase SELLER's then-current inventory of P45 at the purchase prices established for each batch of P45, which prices shall range from $3,000.00 per gram to $6,000.00 per gram, which SUB and SELLER agree are SELLER's "cost," provided that in no event shall SUB be required to purchase P45 inventory: (a) that does not meet the Release Criteria, or (b) in excess of 100 grams of P45 or (c) that is not manufactured within the six (6) month period immediately preceding the Closing Date.

                  4.5.2 In addition, SUB shall purchase SELLER's then-current inventory of QA-21 Adjuvant at the purchase price of [**] per gram, which SUB and SELLER agree is SELLER's "cost," provided that in no event shall SUB be required to purchase QA-21 Adjuvant in excess of 65 grams of QA-21 Adjuvant.

                  4.5.3 In addition, SUB shall purchase SELLER's raw materials relating to the manufacture of P45 and QA-21 Adjuvant in the quantities and at the purchase prices set forth on Schedule 4.5.3 hereto, which prices SUB and SELLER agree are SELLER's "cost." SUB acknowledges that the prices and quantities set forth on Schedule 4.5.3 are approximate and are subject to change due to the need of SELLER to use and/or advance-order such raw materials as well as make final price calculations prior to Closing.

                  4.5.4 No later than three (3) business days before the Closing, SELLER shall provide SUB with one or more invoices for the above inventories and raw materials, setting forth the quantities and total costs of such inventories and raw materials. Such invoices shall be payable by SUB at the Closing in accordance with Section 1.4.3 above. In addition, the parties acknowledge and agree that SUB and SELLER shall agree on additional raw materials and

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the commission.

inventories to be purchased by SUB, such raw materials and inventories to also be invoiced to SUB in accordance with this provision, and paid by SUB at the Closing.

                  4.5.5 In addition, SUB shall purchase certain other office assets of SELLER if agreed to by the parties, which may include without limitation, phone equipment, office furniture and general office equipment (such agreed to other office assets (if any) are collectively, the "Other Office Assets"), on terms and conditions to be mutually agreed upon by SUB and SELLER in writing prior to the Closing.

         4.6      Key Employees; Employment.

                  4.6.1 SUB shall have the right to offer employment to the "Key Employees" of SELLER involved in the manufacture of P45, QA-21 Adjuvant and the Vaccine as set forth on Schedule 4.6, without the direct or indirect interference of SELLER. Prior to the Effective Date, and except as otherwise expressly set forth on Schedule 4.6, SELLER shall have executed and delivered retention letters in substantially the form attached hereto as Appendix H ("Retention Letters") to each of the individuals listed on Schedule 4.6, pursuant to which SUB agrees to pay cash bonuses to such individuals in an aggregate amount not to exceed $68,000.

                  4.6.2 To the extent some or all of the Key Employees set forth on Schedule 4.6 accept SUB's offer of employment, SELLER shall terminate the employment of such Key Employees effective as of 12:01 a.m., eastern standard time, on the Closing Date and SUB shall be deemed to have hired such Key Employees effective as of 12:01 a.m., eastern standard time, on the Closing Date (referred to herein as "Business Employees") upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay in effect on the Closing Date while such individuals were employed by SELLER. With respect to any Key Employee who is not actively at work on the Closing Date because of a disability, such individual shall not receive an offer of employment from SUB unless or until the Key Employee reports to work after termination of the disability, at which time he or she shall receive an offer of employment from the SUB, upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay in effect on the Closing Date while such individuals were employed by SELLER, and shall terminate employment with SELLER and be deemed employed by SUB as of the date the employee reports to work after termination of the disability. Notwithstanding the preceding sentence, SUB shall assume responsibility for any unpaid accrued vacation due to any Business Employee pursuant to any current employee benefit plan, program, agreement or law or regulation as of the Closing Date. Upon the date any Key Employee becomes a Business Employee, and except as provided in the applicable Retention Letter, SELLER shall have no liability or obligation with respect to such Business Employee's employment by SUB.

                  4.6.3    Except as provided herein and consistent with Section
1.3 of the Agreement, SELLER shall retain liability and responsibility for all amounts or benefits payable under the Employee Plans, including severance, sick or holiday pay, if any, to any Business Employee, whether or not payable as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, SUB agrees to assume responsibility for any accrued unpaid vacation pay due to any Business Employee pursuant to an Employee Plan or law or regulation as of the Closing Date.

                  4.6.4 SUB and SELLER acknowledge that the transactions provided for in this Agreement may result in obligations on the part of SELLER and one or more of its employee benefit plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Internal Revenue Code Section 4980B, as applicable ("COBRA"). SUB and SELLER expressly agree that SUB and SUB's benefit plans shall have no responsibility for compliance with such COBRA continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under SELLER's ERISA benefit plans or who between the Effective Date and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of SELLER who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement. Notwithstanding the preceding sentence or any other provision in this Agreement, SUB shall reimburse each Business Employee 100% of the actual premium incurred by such Business Employee for purposes of maintaining COBRA coverage with the SELLER, where entitlement to such COBRA coverage resulted from the transactions provided for in this Agreement. SUB shall provide reimbursement as provided in the preceding sentence only for premiums paid for health care coverage for periods during which the Business Employee is employed by SUB. SELLER shall not be liable for any federal, state, or local taxes due in connection with the reimbursement of such premiums.

                  4.6.5 Except as specifically set forth in this Agreement and consistent with Section 1.3 of the Agreement: (i) neither SUB nor PARENT shall assume, continue or maintain any Employee Plan; (ii) no assets or liabilities of any Employee Plan shall be transferred to, or assumed by SUB or PARENT, or any employee plan maintained by either; (iii) SELLER shall be solely liable and responsible for funding and/or paying any benefits under any Employee Plan, including any termination benefits and other employee entitlements under such plans by or attributable to employees of SELLER as of the Closing Date.

                  4.6.6 Nothing in this Agreement, express or implied, shall confer upon any employee of SELLER, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

         4.7 Non-Transferable Permits. From the date hereof until the Closing, SUB shall use its reasonable best efforts to obtain Permits (temporary or otherwise) substantially similar to any Non-Transferable Permits SELLER is unable to transfer to SUB.

         4.8 Access to Records and Files. From and after the Closing, BUYER shall preserve such computer files, books, accounts, records, Permits and other similar information transferred to or otherwise obtained by SUB or PARENT pursuant to the terms of this Agreement or the Related Agreements (including any modifications and additions thereof made by SUB or PARENT after the Closing) (collectively, "Records"). For a period of five (5) years after the Closing, BUYER hereby grants and shall grant to SELLER full access to and the right and license to, at SELLER's sole cost and expense, reference, use and make copies and extracts of, such Records, for any reasonable purposes of SELLER related to
(a) the Excluded Assets, other than the Intangible Assets, or (b) any assets in the case of (i), (ii) or (iii) of the next sentence. The five (5) year limitation in the preceding sentence shall not apply, and for the avoidance of doubt, no time limitation shall apply, if SELLER seeks such access or exercise of its right or license (i) to Permits, (ii) in connection with any actual, threatened or potential litigation involving SELLER, or (iii) in connection with any inquiry from any taxing or regulatory authority or agency for so long as any party hereto may have any potential liabilities with respect thereto. Notwithstanding the foregoing, to the extent SELLER requires physical access to the Manufacturing Site, visits by SELLER shall be made during normal business hours upon prior written request and shall not unreasonably interfere with the business or activities of SUB. For the avoidance of doubt, nothing contained in this Section 4.8 shall be interpreted to interfere with or contradict SELLER's rights pursuant to the Sublease. Further notwithstanding the foregoing, in the event that BUYER desires to be released of its obligations under this Section
4.8 at any time after the fifth year anniversary of the Closing with respect to certain Records, it shall notify SELLER thereof in writing. Thereafter, the parties shall meet and cooperate to identify those such Records which SELLER desires to retain. BUYER shall then transfer to SELLER those Records identified by SELLER pursuant hereto, and BUYER shall thereafter have the right to dispose of the Records.

         4.9 Further Assurances. Each of BUYER and SELLER shall use its reasonable commercial efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by such party under this Agreement and further to ensure that, to the extent in its control or capable of influence by it, no breach of any of SUB's, PARENT's or SELLER's representations, warranties, covenants and agreements hereunder or contemplated hereby occurs or exists on or prior to the Closing Date, to the end that the transactions contemplated by this Agreement shall be carried out. Without limiting the generality of the foregoing, following the Closing Date, each of BUYER and SELLER shall execute such documents, further instruments of transfer, assumption and assignment and other papers and take such further actions as may be reasonably required to carry out the transactions contemplated hereby.

         4.10 Seller Assistance; Pre-Closing Access. From the Effective Date until the six month anniversary of the Closing Date, SELLER agrees to provide to SUB, to the extent it is reasonably capable, within a reasonable time after receipt of a written request from SUB during normal business hours and at SUB's sole cost and expense, reasonably necessary and appropriate assistance through qualified personnel of SELLER, to the extent SELLER has such qualified personnel, provided such assistance does not interfere in any manner with the business or activities of SELLER, at the Manufacturing Site, in connection with the manufacture by SUB of the Initial Batches pursuant to Section 1.4.4. In the event SUB fails to manufacture the Initial Batches by the six month anniversary of the Closing Date and has attempted in good faith to do so, until the eight month anniversary of the Closing Date, SELLER agrees to provide to SUB, to the extent it is reasonably capable, within a reasonable time after receipt of a written request from SUB during normal business hours and at SUB's sole cost and expense, reasonably necessary assistance through qualified personnel of SELLER, to the extent SELLER has such qualified personnel, provided such assistance does not interfere in any manner with the business or activities of SELLER, at the Manufacturing Site, in connection with the manufacture by SUB of the Initial Batches pursuant to Section 1.4.4. In addition, prior to the Closing, in coordination with SUB, SELLER agrees to permit employees of SUB, at SUB's sole cost and expense, during normal business hours and upon prior written request, to access the Manufacturing Site as is reasonably necessary for the purpose of observing the manufacturing process related to the production of QS-21 Adjuvant, provided such access does not unreasonably interfere with the business or activities of SELLER. For the avoidance of doubt, nothing contained in this

Section 4.10 shall be interpreted to interfere with or contradict SELLER's rights pursuant to the Sublease.

         4.11 Reorganization of Equipment for the Benefit of Seller. From and after the Closing Date, in the event that SELLER requests that SUB move equipment, fixtures or any other personal property located in the Manufacturing Site for the benefit of SELLER, SUB shall so move such personal property at the sole expense of SELLER and only to the extent that SUB believes such reorganization of personal property does not unreasonably interfere with the business or activities of SUB.

                       SECTION 5 -CONDITIONS PRECEDENT TO
                        THE OBLIGATION OF BUYER TO CLOSE

         The obligation of BUYER to enter into and complete the Closing is subject, at the option of BUYER acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it except as set forth below:

         5.1 Representations and Warranties True. The representations and warranties of SELLER contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except where the failure of such representations and warranties would not have a material adverse effect on the Tangible Assets, Intangible Assets or the Licensed Assets. SELLER shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, subject to those exceptions which could not reasonably be expected to have a material adverse effect on the Tangible Assets, Intangible Assets or Licensed Assets.

         5.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

         5.3 Deliveries of Seller. SELLER shall have made each of the deliveries of SELLER as set forth in Section 1.6.1 above.

         5.4 Rights to be Secured With Respect to Third Parties. SELLER shall have secured any authorizations, consents, permits, waivers, or rights with respect to third parties necessary to enable SELLER to consummate the transactions contemplated by this Agreement and the Related Agreements, as set forth in paragraphs 1 through 3 on Schedule 5.4 hereto. BUYER and SELLER agree that the consent referred to in paragraph 1 on Schedule 5.4 may not be waived by BUYER.

         5.5 Necessary Permits. SUB shall have received all Permits set forth on Schedule 2.7 hereto unless identified in such schedule as "Non-Transferable Permits."

         5.6 Legal Opinion. BUYER shall have received the opinion of Palmer & Dodge LLP, counsel to SELLER, addressed to BUYER substantially in the form as set forth on

Appendix I hereto. In rendering such opinion, counsel may rely as to factual matters on certificates of officers and/or directors of SELLER and on certificates of governmental officials.

         5.7 Employees. Offers of employment extended to Curtis Bille and Rich Kilmer, by SUB shall have been accepted by such individuals.

         5.8 Phase I Site Assessment Report. Delivery of the Phase I Site Assessment Report identifying no Recognized Environmental Condition (as defined in ASTM E-1527-00) which would have a material adverse effect on the Manufacturing Site, the Tangible Assets or the operations of SUB at the Manufacturing Site as were previously conducted by SELLER at the Manufacturing Site prior to the Effective Date, unless (a) such Recognized Environmental Condition had previously been disclosed to SUB or PARENT in paragraphs 1 through 5 on Schedule 2.9 hereto or (b) SELLER accepts in writing prior to the Closing responsibility for remediating such Recognized Environmental Condition in accordance with applicable Environmental Laws (each an "Unaccepted Condition").

                        SECTION 6 -CONDITIONS PRECEDENT
                      TO THE OBLIGATION OF SELLER TO CLOSE

         The obligation of SELLER to enter into and complete the Closing is subject, at the option of SELLER acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived:

         6.1 Representations and Warranties True. The representations and warranties of BUYER contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. BUYER shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         6.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

         6.3 Deliveries of Buyer. BUYER shall have made each of the deliveries of BUYER as set forth in Section 1.6.2 above.

         6.4      Employees. SUB shall have delivered evidence of at least five
(5) accepted offers of employment from SUB to the individuals listed on Schedule
4.6 hereto, such offers of employment to offer each individual substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individual was employed by SELLER.

         6.5 Rights With Respect to Third Parties. SELLER and BUYER shall have secured any authorizations, consents, permits, waivers, or rights with respect to third parties necessary to enable SELLER and BUYER to consummate the transactions contemplated by this Agreement and the Related Agreements, as set forth in paragraphs 1 through 3 on Schedule
5.4 hereto and on Schedule 6.5 hereto, respectively. In addition, SELLER shall have secured the third party consents as set forth in paragraphs 4 and 5 on
Schedule 5.4 hereto.

         6.6 Purchase of Inventories, Raw Materials, and Other Office Assets. SUB shall have purchased the inventories of P45 and QA-21 Adjuvant, and the raw materials relating to the manufacture thereof, and the Other Office Assets, in accordance with the provisions of Sections 1.4.3 and 4.5 above.

                           SECTION 7 -INDEMNIFICATION

         7.1 By Seller. Subject to the other provisions of this Section 7, from and after the date hereof, SELLER shall indemnify and hold harmless BUYER and its Affiliates and their respective officers, directors, employees and agents (each a "BUYER Indemnitee") from and against any loss, liability, cost or expense (including reasonable legal fees and expenses) (collectively, "Losses") suffered or incurred by any such BUYER Indemnitee to the extent arising out of or resulting from (i) any breach of any representation or warranty of SELLER in this Agreement, the Patent Purchase Agreement, or the License Agreement; (ii) any breach of any covenant or undertaking of SELLER in this Agreement, the Patent Purchase Agreement, or the License Agreement; (iii) liabilities of SELLER accrued prior to the Closing other than the Assumed Liabilities; (iv) subject to
Section 7.13, the operation and ownership by SELLER of the Tangible Assets, the practice and ownership by SELLER of the Intangible Assets, and the practice (and ownership, if applicable) by SELLER of the Licensed Assets, prior to the Closing (including without limitation, with respect to QS-21 Adjuvant); and (v) subject to Section 7.13, the operation by SELLER of the Manufacturing Site prior to the Closing.

         7.2 By Buyer. Subject to the other provisions of this Section, from and after the date hereof, SUB and PARENT shall, jointly and severably, indemnify and hold harmless SELLER and its Affiliates and their respective officers, directors, employees and agents (each a "SELLER Indemnitee") from and against any and all Losses suffered or incurred by any such SELLER Indemnitee to the extent arising out of or resulting from (i) any breach of any representation or warranty of SUB or PARENT under this Agreement, the Patent Purchase Agreement, or the License Agreement; (ii) any breach of any covenant or undertaking of SUB or PARENT in this Agreement, the Patent Purchase Agreement, or the License Agreement; (iii) the Assumed Liabilities; (iv) the operation and ownership of the Tangible Assets, the practice and ownership of the Intangible Assets, and the practice of the Licensed Assets, from and after the Closing; (v) the operation of the Manufacturing Site from and after the Closing; and (vi) the manufacture, use, sale, offer for sale or importation by or on behalf of SUB or PARENT or any Affiliates thereof of any of P45, QA-21 Adjuvant or animal health care vaccines containing or comprising P45 and/or QA-21 Adjuvant, including without limitation, a vaccine protective against feline leukemia virus.

         7.3 Threshold. Neither SELLER, with respect to Sections 7.1(i) and 7.1(ii) nor BUYER, with respect to Sections 7.2(i) and 7.2(ii) shall have any liability for Losses hereunder to the other until the aggregate of the (a) amount of all claims for Losses then made by and (b) amount of all Losses previously paid to BUYER or SELLER, as applicable, pursuant to this

Section 7 exceeds the sum of $500,000, in which event all sums shall be recoverable, subject to the provisions of this Section 7.

         7.4 Minimum Claim. Neither SELLER nor BUYER shall have any liability hereunder to the other with respect to any claim for Losses if the amount of such claim is less than $25,000, and any such claim shall not be taken into account in computing the limitation in Section 7.3 above.

         7.5 Maximum Liability; Limitation on Liability. The aggregate liability of SELLER, with respect to Sections 7.1(i) and 7.1(ii) or BUYER, with respect to Sections 7.2(i) and 7.2(ii) for indemnification under this Agreement in respect of all liabilities for Losses shall not exceed 30% of the Price. EXCEPT WITH RESPECT TO A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT FOR THIRD PARTY CLAIMS, IN NO EVENT SHALL BUYER OR SELLER BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM FOR LOSSES RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

         7.6 Claims Period. No claim for Losses shall be brought against SELLER (with respect to Sections 7.1(i) and 7.1(ii)) or SUB or PARENT (with respect to Sections 7.2(i) and 7.2(ii)) after the 18-month anniversary of the Closing Date (the date on which notice is so given being the "Claim Date"), except for any such claim with respect to Section 4.8 hereto.

         7.7 Indemnification Procedures. Any SELLER Indemnitee or BUYER Indemnitee (each, an "Indemnitee") intending to claim indemnification for any Loss under this Section shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of any Loss after the Indemnitee is aware thereof, setting forth the nature of the claim and the basis for indemnification under this Agreement, and with respect to any Losses arising or resulting from third-party claims, demands, suits or judgments, the Indemnifying Party shall assume, at its sole cost and expense, the defense thereof with counsel mutually satisfactory to the parties; provided, however, that any Indemnified Party shall have the right to retain its own counsel reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnified Party shall cooperate fully with the Indemnifying Party in such defense and will permit the Indemnifying Party to conduct and control such defense and disposition of such claim, suit or action (including all decisions relative to litigation, appeal and settlement). The Indemnifying Party agrees to keep the Indemnified Party informed of the progress in the defense and disposition of such claim and to consult with the Indemnified Party with regard to any proposed settlement. The Indemnifying Party agrees not to enter into any settlement which would have a material adverse effect on the other party hereto without prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

         7.8 Third Party Recoveries. If SELLER makes a payment with respect to any claim for Losses under the representations or warranties set forth herein and SUB or PARENT subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, SUB or PARENT, as applicable, shall repay SELLER such amount as is equal to the sum subsequently received.

         7.9 Legislation. Neither SUB nor PARENT shall have the right to bring any warranty claim against SELLER if and to the extent that such warranty claim occurs as a result of any legislation not in force at the date of this Agreement that takes effect retrospectively or occurs as a consequence of a change in the interpretation of the law after such date in any jurisdiction; or to the extent that it relates to any loss for which SUB or PARENT is indemnified by insurance (or for which it would be so indemnified if at the relevant time there had been maintained valid and adequate insurance cover of a type in force in relation to SELLER at the date of this Agreement).

         7.10 Contingent Liabilities. If any potential warranty claim shall arise by reason of a liability which is contingent only, then SELLER shall not be under any obligation to make any payment pursuant to such warranty claim until such time as the contingent liability ceases to be contingent and becomes actual.

         7.11 No Third Party Beneficiaries. SELLER's representations and warranties set forth in this Agreement are made exclusively to BUYER and are not transferable or assignable, and no third party shall rely thereon.

         7.12 Exclusive Remedy. BUYER and SELLER each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to breaches of representations, warranties, covenants and undertakings contained in this Agreement, the Patent Purchase Agreement, or the License Agreement shall be pursuant to the indemnification provisions set forth in this Section 7. In furtherance of the foregoing, BUYER and SELLER hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against each other relating to breaches of representations, warranties, covenants and undertakings in this Agreement, the Patent Purchase Agreement, or the License Agreement arising under or based upon any federal, state or local statute, law (including common law), ordinance, rule or regulation or otherwise.

         7.13 Liabilities Under Prior Agreements. Notwithstanding any other provision of this Section 7 or of the Prior Agreements, the parties hereto acknowledge and agree that the following provisions shall apply with respect to any loss, liability, cost, or expense (including reasonable legal fees and expenses) (collectively, "Prior Losses") arising out of an action or inaction of either party under the Prior Agreements:

                  (a) Indemnification by PARENT. PARENT shall indemnify and hold harmless SELLER and its Affiliates and their respective officers, directors, employees and agents (each a "SELLER Indemnitee") from and against any and all Prior Losses suffered or incurred by any such SELLER Indemnitee resulting from any third-party claim, demand, suit or judgement arising out of or resulting from (i) the development, pre-clinical or clinical testing, manufacture, use, sale, offer for sale or importation of the Vaccine , provided that such Prior Loss does not arise out of or result from any event for which SELLER has indemnification obligations pursuant to Section 7.13(b) below, (ii) the gross negligence or willful misconduct of PARENT or its Affiliates, or (iii) the breach of any representation, warranty or covenant of PARENT under the Prior Agreements, in each case, except to the extent that such Prior Loss is attributable to the gross negligence or willful misconduct of SELLER or its Affiliates.

                  (b) Indemnification by SELLER. SELLER shall indemnify, defend, and hold harmless PARENT and its Affiliates and their respective officers, directors, employees and agents (each a "PARENT Indemnitee") from and against any and all Prior Losses suffered or incurred by any such PARENT Indemnitee resulting from any third-party claim, demand, suit or judgement to the extent arising out of or resulting from (i) the failure of the Vaccine to meet the Release Criteria at the time of shipment under the Prior Agreements
(ii) the gross negligence or willful misconduct of SELLER or its Affiliates, or
(iii) the breach of any representation, warranty or covenant of SELLER under the Prior Agreements, in each case, except to the extent that such Prior Loss is attributable to the gross negligence or willful misconduct of PARENT or its Affiliates. For the avoidance of doubt, SELLER acknowledges that although it was not a party to certain of the Prior Agreements, for purposes of this Section 7.13(b), the term SELLER shall include SELLER's predecessors under and parties to the Prior Agreements.

                  (c) Conditions to Indemnification for Prior Losses. Any SELLER Indemnitee or PARENT Indemnitee (each, a "Section 7.13 Indemnitee") intending to claim indemnification under this Section 7.13 shall promptly notify the party from whom indemnification is sought (the "Section 7.13 Indemnifying Party") of any Prior Losses after the Section 7.13 Indemnitee is aware thereof, setting forth the nature of the claim and the basis for indemnification under this Agreement, and the Section 7.13 Indemnifying Party shall assume, at its sole cost and expense, the defense thereof with counsel mutually satisfactory to the parties; provided, however, that any Section 7.13 Indemnitee shall have the right to retain its own counsel reasonably acceptable to the Section 7.13 Indemnifying Party, at the expense of the Section 7.13 Indemnifying Party, if representation of such Section 7.13 Indemnitee by the counsel retained by the
Section 7.13 Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Section 7.13 Indemnitee and any other party represented by such counsel. The Section 7.13 Indemnitee shall cooperate fully with the Section 7.13 Indemnifying Party in such defense and will permit the Section 7.13 Indemnifying Party to conduct and control such defense and disposition of such claim or suit (including all decisions relative to litigation, appeal and settlement). The Section 7.13 Indemnifying Party agrees to keep the Section 7.13 Indemnitee informed of the progress in the defense and disposition of such claim or suit and to consult with the Section
7.13 Indemnified Party with regard to any proposed settlement. The Section 7.13 Indemnifying Party agrees not to enter into any settlement which would have a material adverse effect on the other party hereto without prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

                      SECTION 8 -TERMINATION OF AGREEMENT

         8.1 Termination. This Agreement may be terminated on or prior to the Closing as follows:

                           (i)      at the election of SELLER upon written
notice to BUYER from SELLER if, on or after May 1, 2004, any one or more of the conditions to the obligation of SELLER to close has not been fulfilled;

                           (ii)     at the election of SUB or PARENT upon
written notice to SELLER if, on or after May 1, 2004, any one or more of the conditions to the obligation of BUYER to close has not been fulfilled;

                           (iii)    at the election of SELLER upon written
notice to BUYER from SELLER, if SUB or PARENT has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within thirty (30) days of receipt by SUB or PARENT, as applicable, of written notice from SELLER of such breach of representation, warranty, covenant or agreement, cured such breach;

                           (iv)     at the election of SUB or PARENT upon
written notice to SELLER if SELLER has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within thirty
(30) days of receipt by SELLER of written notice from SUB or PARENT, as applicable, of such breach of representation, warranty, covenant or agreement, cured such breach; or

                           (v)      by mutual written agreement of SELLER and
BUYER.

         8.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, each and every representation and warranty contained in this Agreement or any Schedule hereto, or any certificate, document or other instrument delivered by the parties in connection herewith, shall expire and none of the parties hereto shall be under any liability whatsoever with respect to any such representation or warranty; provided, however, that notwithstanding the foregoing, each party hereto shall be and remain liable to the other parties hereto in the event that the failure so to close hereunder shall occur as a consequence of the failure of a party to fully perform its covenants and agreements hereunder or the material breach by a party of its representations or warranties contained herein. In the event that PARENT is entitled to a return of any amounts paid to SELLER pursuant to Sections 1.4.1 or 1.4.2, SELLER shall make such payment(s) by delivering to PARENT the aforementioned amounts by official bank check or wire transfer (to an account specified by PARENT in writing), in next day funds within two (2) business days of the termination of this Agreement.

                            SECTION 9 -MISCELLANEOUS

         9.1 Confidentiality. Each party hereto acknowledges and agrees that each such party shall be bound by that certain Mutual Confidential Disclosure Agreement by and between SELLER and PARENT dated as of July 31, 2003 (as amended by that certain First Amendment to Mutual Confidential Disclosure Agreement dated as of October 5, 2003) attached hereto as

Appendix J and incorporated herein by reference (as may be amended from time to time by mutual written agreement of SELLER and PARENT) with respect to Confidential Information (as defined therein) disclosed or otherwise obtained pursuant to, or in connection with, this Agreement and/or the Related Agreements.

         9.2 Uniform Commercial Code And United Nations Convention Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL UNIFORM COMMERCIAL CODE WARRANTIES AND UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES HERETO.

         9.3 Public Announcements. Prior to the Closing, SELLER and BUYER shall agree on the content of a public disclosure for such public disclosure to be issued by one or more of the parties hereto within a reasonable time after the Closing. Thereafter, no party hereto shall issue any press releases or public disclosure relating to this Agreement or the Related Agreements without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed, provided, however, that (i) a party hereto may, without the prior consent of any other party hereto, issue such press release or public disclosure as may be required by law or the rules and regulations of the New York Stock Exchange, Nasdaq, the Securities and Exchange Commission, or Euronext Paris and (ii) once any press release or other public disclosure is approved for disclosure by all the parties hereto, any party hereto may make a subsequent public disclosure of the contents of such approved press release or other public disclosure. Notwithstanding any other provision of this Agreement, the parties hereto (and each of their directors, officers, employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party hereto relating to such tax treatment and tax structure.

         9.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) on the next business day after timely delivery to an overnight courier (postage prepaid), or (c) on the third business day after deposit in the United States mail (certified or registered mail return receipt requested, postage prepaid), as follows:

                           (i)      if to SUB or PARENT, to:

                                    Virbac S.A.
                                    1 ere Avenue
                                    2065 m L.I.D.
                                    06516 CARROS
                                    FRANCE
                                    Attn: Pierre Pages, Chief Operating Officer
                                          and Gerard Sicsic, General Counsel

                                    With a copy to:

                                    Gardner Carton & Douglas LLP
                                    1301 K Street, NW
                                    Suite 900, East Tower
                                    Washington, DC  20005-3317
                                    Attn:  Patrick Rock, Esq.


                           (ii)     if to SELLER, to:

                                    Antigenics Inc.
                                    3 Forbes Rd.
                                    Lexington, MA  02421
                                    Attn: Vice President, Business Development

                                    With a copy to:

                                    Antigenics Inc.
                                    630 Fifth Avenue, Suite 2100
                                    New York, NY  10111
                                    Attn: Associate General Counsel

         Any party hereto may by notice given in accordance with this Section
9.4 to the other parties hereto designate another address or person for receipt of notices hereunder.

         9.5 Entire Agreement; Prior Agreements. This Agreement (including the Schedules and Appendices hereto), the Related Agreements and all other documents executed in connection with the consummation of the transactions contemplated herein and therein, contain the entire agreement among the parties hereto with respect to the subject matter contained herein and therein, and supersedes all prior agreements, written or oral, with respect thereto. Notwithstanding the foregoing, the parties acknowledge and agree that, with respect to the Prior Agreements and the Other Prior Agreements, this Agreement shall supersede and terminate the Prior Agreements and the Other Prior Agreements subject to, and only upon, the Closing. For the avoidance of doubt, the Letter Agreement dated September 30, 2002 related to the Mastitis Agreement (as defined therein) and the Release dated October 11, 2002 related thereto shall remain in effect.

         9.6 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

         9.7 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of law principles thereof. Except for the right of any party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, specific performance or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute, other than disputes regarding the construction, validity or enforcement of patents, arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:

                  9.7.1 The parties hereto shall, through their duly authorized representatives, attempt in good faith for fifteen (15) business days to resolve the dispute.

                  9.7.2 If the dispute can not be resolved by the parties hereto within fifteen (15) business days, then any party hereto may bring such matter in a federal or state court in the Commonwealth of Massachusetts, to whose exclusive jurisdiction all parties hereto consent pursuant to Section 9.9.

         9.8 Governing Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. All consents, notices, reports and other written documents to be delivered or provided by any party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

         9.9 Enforceability in Jurisdictions; Consent. The parties hereto intend to and hereby confer jurisdiction to enforce the provisions of this Agreement upon the courts of the Commonwealth of Massachusetts. Each of the parties hereto consents to the jurisdiction of said court or courts in the Commonwealth of Massachusetts and to service of process by certified mail, return receipt requested, or by any other manner provided by law. In the case of any claim involving the parties hereto, any legal action, suit or proceeding arising out of or relating to such claim may be instituted against such persons in any state or federal court located in the Commonwealth of Massachusetts and each such party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The provisions of this Section
9.9 shall be subject to the provisions of Section 9.7.

         9.10 Survival. Notwithstanding the Closing, the provisions of this Agreement and the Related Agreements shall, to the extent that they remain to be performed or are capable of existing, remain in full force and effect and shall be binding on, and enforceable by, the parties hereto or their respective successors or assignees.

         9.11 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement nor any interest hereunder shall be assignable by any party hereto without the prior written consent of all other parties hereto; provided that (a) any party hereto may assign its rights hereunder without such prior written consent to an entity that acquires all or substantially all of its business or the assets to which this Agreement and the Related Agreements relate, whether by merger, consolidation, reorganization, acquisition, sale or otherwise and (b) SELLER may assign its rights hereunder to any of its Affiliates. Notwithstanding any assignment permitted by this Section 9.11, the assigning party shall not be relieved of its liabilities or obligations under this Agreement without the written consent of all other parties hereto.

         9.12 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         9.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.14 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties hereto would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties hereto would not have entered into this Agreement without the invalid provisions.

         9.15 Knowledge. As used in this Agreement, the phrases "to the knowledge of," "known," "aware," "know" and similar phrases of SELLER shall mean the "knowledge" of the current directors, officers and Key Employees of SELLER as well as the following individuals with various responsibilities for SELLER:
Lori Baranauskas, Brian Clark, Jeff Clark, Andrea Dellatto, Mario DiPaola, Lauren Foster, Neal Gordon, Christine Klaskin, Michael Kouchakdjian, Deanna Petersen and Claudia Wernick. For purposes of the preceding sentence, "knowledge" with respect to conduct, a fact or circumstance, or a result, means knowing or being aware that a person is engaging or has engaged in conduct, that a fact or circumstance exists, or that a result is more likely than not to occur; having a firm belief that a fact or circumstance exists or that a result is more likely than not to occur; or being aware of a high probability of the existence of a fact or circumstance, unless the person actually believes that the fact or circumstance does not exist.

         9.16 Appendices; Schedules. The Appendices and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Appendices and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         9.17 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                    SELLER:


                                    ANTIGENICS INC., a Massachusetts corporation and a wholly-owned subsidiary of ANTIGENICS INC., a Delaware corporation



                                    By:  /s/ Garo H. Armen
                                        ---------------------------------------<
                                    Name:  Garo Armen, PhD
                                    Title: Chief Executive Officer



                                    PARENT:



                                    VIRBAC, S.A., a French corporation



                                    By:  /s/ Pierre PAGES
                                        ----------------------------------------
                                    Name:  Pierre PAGES
                                    Title: Directeur General



                                    SUB:



                                    PP MANUFACTURING CORPORATION,
                                    a Delaware corporation


                                    By:  /s/ Pierre PAGES
                                        ----------------------------------------
                                    Name:  Pierre PAGES
                                    Title: President